Exhibit 99.1

EzFill Holdings, Inc. Announces Strategic Transactions and Debt Restructuring

Converts $13.5 Million of Debt to Equity

NextNRG Invests an Additional $1.4 Million

MIAMI, FL, August 19, 2024 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, today announced a series of strategic transactions aimed at bolstering its financial position and regaining compliance with Nasdaq listing requirements, subject to Nasdaq confirmation. The transactions, which have closed, leave the Company essentially debt free except for a small outstanding loan, current payables, and certain vehicle financing; and augment the Company’s cash position. The debt conversions alone are expected to eliminate an estimated $1.2 million in annual interest expense.

EzFill has entered into a Stock Purchase Agreement with NextNRG Holding Corp (“Next”). Under this agreement, Next purchased 140,000 shares of EzFill’s Series B Convertible Preferred Stock for $10.00 per share, resulting in a total investment of $1,400,000.

Separately, EzFill has executed two significant debt-to-equity conversion agreements which converted approximately $13.5 million of debt into equity. In the first, certain promissory notes issued by EzFill to Next were exchanged and converted into 3,525,341 shares of common stock of EzFill at the Nasdaq minimum price of $2.78 per share. In addition, certain promissory notes issued by EzFill to AJB Capital Investments, were exchanged and converted into 363,000 shares of Series A Preferred stock in EzFill.

In conjunction with these agreements, EzFill has filed certificates of designation for 513,000 shares of Series A Preferred Stock and 150,000 shares of Series B Convertible Preferred Stock with the Delaware Department of State.

Commenting on these corporate actions, CEO Yehuda Levy stated, “We are pleased to have successfully secured the $1.4 million investment from Next and to have executed the two debt-to-equity conversions. We believe that the elimination of nearly all our debt and adding cash to our balance sheet will lay the groundwork for future growth and profitability. We also believe these steps will help EzFill regain compliance with Nasdaq’s minimum equity requirement and helps put the company in a position to close the acquisition of NextNRG. Additionally, with these actions and others, we look forward to continuing to execute our strategic business plan.”

NextNRG CEO and Executive Chairman, Michael D. Farkas, commented, “These transactions have created an ideal foundation for EzFill to proceed with the acquisition of NextNRG and enhance the Company’s growth. EzFill is at a key inflection point. With fewer and fewer gas stations, and consumers demanding on-time delivery more and more, EzFill is providing the right service at the right time. Their growth to date has been impressive, posting revenue growth of more than 100% in 2022, and more than 50% in 2023. We believe that EzFill’s public valuation is misaligned with its private competitors such as Booster and Yoshi which have been valued significantly higher than EzFill in private market transactions and we believe that ultimately bodes well for EzFill’s valuation.”

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry, in companies such as Booster and Yoshi. As the only company to provide fuel delivery in three verticals – consumer, commercial, and specialty including marine and construction equipment, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release except as may be required under applicable securities law.

For further information, please contact:

Investor Contact

TraDigital IR

John McNamara

john@tradigitalir.com